                                                                                                                                                                                                                                                                                               Exhibit 99.1
Sovran Self Storage, Inc.
6467 Main St., Buffalo, NY   14221
(716) 633-1850

FOR IMMEDIATE RELEASE
December 15, 2014

Sovran Self Storage, Inc. Announces Financing of $625
Million in Senior Unsecured Credit Facilities,
Expands Credit Line

Buffalo, NY, December 15, 2014 – Sovran Self Storage, Inc. (NYSE:SSS), a self storage real estate investment trust (REIT), today announced details of financing arrangements totaling $625 million of senior, unsecured debt.

As part of the new arrangement, the Company’s revolving credit limit increased from $175 million to $300 million, and the maturity date was extended to December 10, 2019.  The interest rate on the revolving credit facility was reduced from 1.50% over LIBOR to 1.30% over LIBOR, based on the Company’s current investment grade credit rating of BBB-.  The facility fee was unchanged at 0.20%.

The arrangement also reduced the interest rate on the Company’s $325 million term notes from 1.65% over LIBOR to 1.40% over LIBOR based on the Company’s current investment grade credit rating.  The maturity date for the $325 million of bank term notes remains June 4, 2020.

The agreement provides the Company an option to increase the facility by an additional $225 million.

 “The continued support from our bank group has further strengthened our already solid credit profile,” commented Andrew Gregoire, CFO. “The increased capacity provided on our line of credit and the improved pricing will allow us to continue to execute on our growth plan.  In addition, it provides Sovran with a path toward the public debt market.”

Wells Fargo Securities and M&T Bank were Joint Lead Arrangers and Joint Bookrunners in the transactions; Wells Fargo Bank served as Syndication Agent; SunTrust Bank, HSBC Bank USA, N.A., PNC Bank, N.A. and U.S. Bank, N.A., each served as Co-Documentation Agents. A total of nine lenders participated in the syndication.

As detailed below, the Company has interest rate swap agreements in effect to effectively convert the $325 million of variable-rate bank term notes to fixed-rate debt.  The Company did not enter into any new interest rate swap agreements in conjunction with the amended facilities, and all of the existing swap arrangements remain in place.

                                                                Existing Interest Rate Swap Agreements:
Notional Amount	Effective Date	Expiration Date	Fixed LIBOR Rate Paid
Current
$125 Million	9/1/2011	8/1/18	2.3700%
$100 Million	12/30/11	12/29/17	1.6125%
$100 Million	9/4/13	9/4/18	1.3710%
Forward start $100 Million	12/29/17	11/29/19	3.9680%
$125 Million	8/1/18	6/1/20	4.1930%

FORWARD LOOKING STATEMENTS:

When used within this news release, the words “intends,” “believes,” “expects,” “anticipates,” and similar expressions are intended to identify “forward looking statements” within the meaning of that term in Section 27A of the Securities Act of 1933, and in Section 21E of the Securities Exchange Act of 1934.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of the Company to be materially different from those expressed or implied by such forward looking statements.  Such factors include, but are not limited to, the effect of competition from new self storage facilities, which could cause rents and occupancy rates to decline; the Company’s ability to evaluate, finance and integrate acquired businesses into the Company’s existing business and operations; the Company’s existing indebtedness may mature in an unfavorable credit environment, preventing refinancing or forcing refinancing of the indebtedness on terms that are not as favorable as the existing terms; interest rates may fluctuate, impacting costs associated with the Company’s outstanding floating rate debt; the Company’s ability to comply with debt covenants; the future ratings on the Company’s debt instruments; the regional concentration of the Company’s business may subject it to economic downturns in the states of Florida and Texas; the Company’s ability to effectively compete in the industries in which it does business; the Company’s reliance on its call center; the Company’s cash flow may be insufficient to meet required payments of principal, interest and dividends; and tax law changes which may change the taxability of future income.

ABOUT SOVRAN SELF STORAGE, INC:

Sovran Self Storage, Inc. is a self-administered and self-managed equity REIT that is in the business of acquiring and managing self storage facilities.  The Company operates over 500 self storage facilities in 25 states under the name “Uncle Bob’s Self Storage”®.  For more information, visit www.unclebobs.com, like us on Facebook, or follow us on Twitter.